Exhibit 99.1

NEWS RELEASE
For Immediate Release
Contact: Alison Ziegler, Cameron Associates (212) 554-5469
alison@cameronassoc.com   www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES FIRST QUARTER 2007
FINANCIAL RESULTS
Company Posts Record Revenue, Operating Income and Disposal Volumes
Boise, Idaho — April 24, 2007 — American Ecology Corporation (NASDAQ: ECOL) today reported net income of $4.9 million, or $0.27 per diluted share, in the first quarter of 2007, an 18% increase over net income of $4.2 million, or $0.23 per diluted share, in the first quarter of 2006. Operating income for the first quarter of 2007 rose to a record $7.9 million, a 27% increase over operating income of $6.2 million for the first quarter of 2006. All four operating facilities were profitable for the quarter with our Beatty, Nevada disposal facility delivering the largest year-over-year operating income growth on the strength of new clean-up projects performed during the quarter.
Revenue for the first quarter of 2007 increased 81% to $39.0 million, up from $21.5 million in the same quarter last year. This growth reflects increased transportation-related revenue for rail shipments from the Honeywell International Jersey City project and other bundled transportation and disposal projects, as well as higher non-transportation related revenue at our Nevada, Idaho and Texas operations. Waste volumes at these three facilities increased 47% in the first quarter of 2007 over the first quarter last year. Waste shipments from our previously announced transportation and disposal contract with Molycorp, Inc. began arriving at our Idaho site from Pennsylvania in April and did not contribute to first quarter results.
Gross profit grew to $11.5 million in the first quarter of 2007, a 19% increase over gross profit of $9.7 million in the first quarter of 2006. This was due primarily to record disposal volumes. Direct operating costs for the quarter increased to $27.5 million, up from $11.8 million in the first quarter of 2006, reflecting increased rail transportation expenses and higher variable costs for waste treatment additives.
Selling, general and administrative (“SG&A”) expenses for the first quarter of 2007 was $3.6 million, or 9% of revenue, as compared to $3.5 million, or 16% of revenue, for the same quarter last year. The $116,000 increase in SG&A was due primarily to increased business activity and higher stock-based compensation expense, partially offset by lower bonus incentive compensation expense.
At March 31, 2007, we had $11.5 million of cash and short-term investments and $11 million available on our $15 million line of credit.
2007 Earnings Guidance Affirmed
“Waste shipments from multiple ongoing clean-up projects, combined with increased base business allowed by our recent capital investments, positioned us to set a quarterly record for waste volume throughput,” President and Chief Executive Officer Stephen Romano stated. “While it is still early in the year, American Ecology’s record first quarter operating income performance puts us on pace to hit the upper end of our earnings guidance for 2007,” Romano concluded. Management initially provided guidance in December 2007, of $0.92 to $1.02 per diluted share for 2007 and today affirmed that guidance.

Dividend
On April 2, 2007, the Company declared a $0.15 per common share quarterly dividend for stockholders of record on April 13, 2007. This $2.7 million dividend was paid on April 20, 2007 using cash on hand.
Conference Call
American Ecology will hold an investor conference call on Wednesday, April 25, 2007 at 11:00 a.m. Eastern Daylight Time (9:00 a.m. Mountain Daylight Time) to discuss these results, its current financial position and its business outlook for 2007. Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing (866) 814-1914. The conference call will also be broadcast live on the Company’s website at www.americanecology.com.
An audio replay of the teleconference will be made available through May 2, 2007 by calling
(800) 675-9924 and using the passcode 42507. The replay will also be accessible on the Company’s website at www.americanecology.com.
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About American Ecology Corporation
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, refineries, chemical manufacturing facilities and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2007 earnings estimates, successfully execute its growth strategy, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to American Ecology Corporation’s December 31, 2006 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include loss of key personnel, compliance and changes to applicable laws and regulations, lawsuits, access to insurance and other financial assurances, implementation of new technologies, a loss of a major customer, operational incidents that could limit our operations, access to cost effective transportation services, utilization of net operating loss carryforwards, our ability to perform under required contracts, significant stock sales and the effect on the price of our common stock and our willingness or ability to pay dividends.
Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of American Ecology Corporation.

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues	$38,964	$21,522
Transportation costs	17,171	5,057
Other direct operating costs	10,279	6,755

Gross profit	11,514	9,710
Selling, general and administrative expenses	3,599	3,483

Operating income	7,915	6,227
Other income (expense)
Interest income	211	188
Interest expense	(1)	(1)
Other	4	284

Total other income	214	471
Income before tax	8,129	6,698
Income tax expense	3,194	2,519

Net income	$4,935	$4,179

Earnings per share:
Basic	$0.27	$0.23
Dilutive	$0.27	$0.23
Shares used in earnings per share calculation:
Basic	18,209	17,877
Dilutive	18,253	18,051
Dividends paid per share	$0.15	$0.15

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$3,736	$3,775
Short-term investments	7,759	6,120
Receivables, net	29,124	27,692
Prepaid expenses and other current assets	2,877	2,639
Income tax receivable	—	650
Deferred income taxes	513	2,166

Total current assets	44,009	43,042
Property and equipment, net	57,192	55,460
Restricted cash	4,752	4,691
Deferred income taxes	851	848

Total assets	$106,804	$104,041

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$4,782	$6,866
Deferred revenue	3,669	3,612
Accrued liabilities	5,492	3,544
Accrued salaries and benefits	1,490	1,943
Customer advances	1,464	1,866
Income tax payable	673	—
Current portion of closure and post closure obligations	1,425	656
Current portion of long-term debt	6	6

Total current liabilities	19,001	18,493
Long-term closure and post closure obligations	11,536	12,160
Long-term debt	22	24
Other long-term liabilities	4	9

Total liabilities	30,563	30,686
Contingencies and commitments
Stockholders’ Equity
Common stock	182	182
Additional paid-in capital	58,217	57,532
Retained earnings	17,842	15,641

Total stockholders’ equity	76,241	73,355

Total liabilities and stockholders’ equity	$106,804	$104,041

AMERICAN ECOLOGY CORPORATION CONSOLIDATED
STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended March 31,
	2007	2006
Cash Flows From Operating Activities:
Net income	$4,935	$4,179
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	2,351	1,854
Deferred income taxes	1,650	2,304
Stock-based compensation expense	143	91
Accretion of interest income	(60)	(127)
Changes in assets and liabilities:
Receivables	(1,432)	(561)
Income tax receivable	650	—
Other assets	(238)	676
Deferred revenue	57	280
Accounts payable and accrued liabilities	(587)	(1,438)
Accrued salaries and benefits	(453)	(794)
Income tax payable	673	—
Closure and post closure obligations	(119)	(380)

Net cash provided by operating activities	7,570	6,084
Cash Flows From Investing Activities:
Purchases of short-term investments	(11,943)	(12,204)
Purchases of property and equipment	(3,775)	(7,801)
Restricted cash	(61)	(1)
Maturities of short-term investments	10,364	16,282
Proceeds from sale of property and equipment	—	9

Net cash used in investing activities	(5,415)	(3,715)
Cash Flows From Financing Activities:
Dividends paid	(2,734)	(2,661)
Proceeds from stock option exercises	326	1,479
Tax benefit of common stock options	216	199
Other	(2)	—

Net cash used in financing activities	(2,194)	(983)
Decrease in cash and cash equivalents	(39)	1,386
Cash and cash equivalents at beginning of period	3,775	3,641

Cash and cash equivalents at end of period	$3,736	$5,027